LOAN AND PLEDGE AGREEMENT



     AGREEMENT dated as of October 21, 1997, between CUSTODIAL TRUST COMPANY ("Bank"), a bank and trust company organized and existing under the laws of the State of New Jersey, and MAXXAM INC. ("Borrower"), a corporation organized and existing under the laws of the State of Delaware.

     WHEREAS, Borrower wishes to obtain, and Bank is willing to make, loans in an aggregate principal amount of up to U.S. dollars $25,000,000 from time to time outstanding;

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1. DEFINITIONS. The following terms, unless the context otherwise requires, shall have the following meanings as used herein:

     (a) "Business Day" means any day on which banks in the States of New Jersey, New York and Texas are open for business.

     (b) "Business Hour" means any hour in a Business Day.

     (c) "Collateral" has the meaning given in Section 8(c) below.

     (d) "Event of Default" has the meaning given in Section 16 below.

     (e) "Excess Collateral" at any time means Pledged Securities having an Initial Loan Value equal to the difference between (i) the Initial Loan Value of all Pledged Securities at such time and (ii) the sum of the outstanding aggregate principal amount of all Loans and the interest accrued thereon.

     (f) "Guarantee" of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing the payment of any Indebtedness of any other Person in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, or (ii) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

     (g) "Indebtedness" of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, but not including such obligations which consist of accounts payable and other current liabilities arising in the ordinary course of business,
(iv) all obligations of such Person to repurchase securities under repurchase agreements and all obligations of such Person issued or assumed as the deferred purchase price of property or services which under generally accepted accounting principles would be shown on a balance sheet of such Person as a liability, but not including such obligations which consist of (A) accounts payable and other current liabilities arising in the ordinary course of business and (B) compensation, pension and other obligations arising from employee compensation and benefit arrangements,
(v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured
by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vi) all Guarantees by such Person of Indebtedness of others, and (vii) all obligations of such Person as an account party in respect of letters of credit and bankers' acceptances.

     (h) "Initial Loan Value" means the collateral value assigned to the Collateral in accordance with Section 8(e) below.

     (i) "Interest Closing Date" with respect to a Loan means the day that such Loan is repaid in full and, prior to such day, any day next preceding an Interest Commencement Date for such Loan.

     (j) "Interest Commencement Date" with respect to any Loan means the date on which such Loan is made and thereafter any February 21, May 21, August 21 or November 21 occurring while such Loan is outstanding (or if any such day is not a Business Day, then the next succeeding Business Day).

     (k) "Interest Period" with respect to any Loan means each period from and including an Interest Commencement Date for such Loan to and including the next succeeding Interest Closing Date for such Loan.

     (l) "Kaiser" means Kaiser Aluminum Corporation, a corporation organized and existing under the laws of the State of Delaware.

     (m) "Kaiser Common" means the common stock of Kaiser, including any class thereof issued upon any reclassification or recapitalization of Kaiser's capital stock.

     (n) "Kaiser Stock" means (i) Kaiser Common, and (ii) any other capital stock of Kaiser which is listed on a national securities exchange in the United States and is acceptable to Bank in its sole and absolute discretion.

     (o) "Lien" means, with respect to any asset, (i) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset or any assignment, hypothecation or other preferential arrangement of or with respect to such asset, and (ii) any purchase option, call or similar right of a third party with respect to such asset.

     (p) "Loan" or "Loans" means any or all of the loans provided for in
Section 2 below, which may be Revolving Loans and the Term Loan.

     (q) "Maintenance Loan Value" means the collateral value assigned to the Collateral in accordance with Section 8(e) below.

     (r) "Market Value" means the value assigned to the Collateral in accordance with Section 8(f) below.

     (s) "90-day LIBOR" means the three-month London Inter Bank Offered Rate for U.S. dollars as quoted on Page 3750 on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be designated for the time being by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates) as of 11:00 a.m., London time, on an Interest Commencement Date.

     (t) "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, government or any agency, court or political division thereof, or any other entity.

     (u) "Pledge Account" means an account of Bank as pledgee of Borrower, maintained at Bank and entitled "MAXXAM pledgor/CTC pledgee".

     (v) "Pledged Securities" means all shares of Kaiser Stock and other securities, which are in the Pledge Account and pledged by Borrower to Bank as provided in this Agreement, and any securities into which such securities are converted or for which they are exchanged.

     (w) "Revolving Credit Commitment" has the meaning given in Section 2(a) below.

     (x) "Revolving Loan(s)" has the meaning given in Section 2(a) below.

     (y) "SEC Reports" means reports filed by Borrower under the Securities Exchange Act of 1934.

     (z) "Significant Subsidiary" has the meaning assigned to that term in Regulation S-X of the Securities Act of 1933, as such Regulation is in effect on the date hereof.

     (aa) "Term Loan" has the meaning given in Section 2(c) below.

     2. LOANS. (a) Subject to the terms and conditions of this Agreement, Bank shall make loans to Borrower from the date of this Agreement to but not including the first anniversary of such date (each, a "Revolving Loan", and, collectively, the "Revolving Loans"), at such times within such period of time and in such amounts as Borrower may request, which amounts may be borrowed, repaid and reborrowed, provided that the Revolving Loans shall not exceed $25,000,000 in aggregate principal amount at any one time outstanding (the "Revolving Credit Commitment").

     (b) Borrower shall request each Revolving Loan by notice to Bank, specifying (i) the date (which shall be a Business Day) for the making of such Revolving Loan, (ii) the principal amount of such Revolving Loan, which shall not be less than $500,000, (iii) the Collateral for such Revolving Loan, and (iv) such information about the use of the proceeds from such Revolving Loan as Bank may from time to time require. Such notice shall be received by Bank at least one Business Day prior to the date for the making of such Revolving Loan.

     (c) Subject to the terms and conditions of this Agreement, Bank shall make a loan to Borrower on the first anniversary of the date of this Agreement (the "Term Loan") in a principal amount equal to the aggregate principal amount of all Revolving Loans then outstanding.

     (d) The Loans shall be evidenced by the Pledge Account and the records made therein by Bank, which shall be conclusive, absent manifest or demonstrable error, as to the amount of the Loans and the interest and payments thereon. Any failure so to record or any error in doing so shall not limit or otherwise affect the obligation of Borrower under this Agreement to pay any amount owing with respect to the Loans.

     3. CONDITIONS PRECEDENT. (a) The obligation of Bank to make any Loan shall be subject to the fulfillment of each of the following conditions precedent: (i) that on the date of the making of such Loan no event has occurred and is continuing which constitutes an Event of Default under this Agreement or which, upon the giving of notice, the lapse of time, or both, would constitute an Event of Default, (ii) that the representations and warranties of Borrower in Sections 10, 11 and 12 below are correct and accurate in all material respects on the date of the making of such Loan as though made on such date, (iii) that Borrower has fulfilled, to the satisfaction of Bank, Borrower's obligation with respect to such Loan as set forth in Section 8(a) below, (iv) if such Loan is a Revolving Loan, that after giving effect to the making of such Loan and any pledge of Collateral therefor, the Collateral then held by Bank has an Initial Loan Value equal to the sum of the principal amount of such Loan and the aggregate principal amount of all other Loans then outstanding plus the accrued interest thereon, (v) if such Loan is the Term Loan, that after giving effect to the making of such Loan and any pledge of Collateral therefor, the Collateral then held by Bank has an Initial Loan Value equal to the principal amount of such Loan, and (vi) that after giving effect to the making of such Loan and the pledge of Collateral therefor, the representation and warranty of Borrower in Section 12(a) below continues to be correct and accurate in all material respects, and (vii) that Bank has received from Borrower such documents as Bank may have reasonably requested.

     (b) The obligation of Bank to make the first Revolving Loan shall be subject to the fulfillment of the condition precedent that on or prior to the date of the making of such Loan, Bank shall have received from Borrower
(i) a balance sheet and the related income statement for Borrower's most recent quarterly fiscal period for which such financials are available as well as audited financials for Borrower's most recent fiscal year for which such audited financials are available, (ii) if requested by Bank, a Statement of Purpose (Federal Reserve Form U-1) duly completed and signed by Borrower, and (iii) such other documents as Bank may have reasonably requested.

     4. TERMS OF REPAYMENT; WAIVERS. (a) Borrower may repay any Revolving Loan in its entirety or in part at any time prior to the first anniversary of the date of this Agreement, without premium and without notice of any kind but together with all accrued but unpaid interest thereon.

     (b) Borrower shall repay all Revolving Loans in their entirety on the first anniversary of the date of this Agreement. Forthwith upon the making of the Term Loan, Bank shall apply the proceeds thereof on behalf of Borrower to such repayment of all Revolving Loans then outstanding.

     (c) Borrower shall repay the Term Loan in its entirety on the second anniversary of the date of this Agreement.

     (d) Any Loan may also become repayable by Borrower, in whole or in part, as provided in Section 8(d) below, and shall become repayable by Borrower in its entirety as provided in Section 16 below upon the occurrence of an Event of Default.

     (e) Borrower hereby waives presentment and protest of any instrument and notice thereof, notice of default and, to the extent permitted by applicable law, all other notices (except notices required by the terms of this Agreement) to which Borrower might otherwise be entitled.

     5. INTEREST AND OTHER CHARGES. (a) Borrower shall pay Bank interest on the principal amount of each Loan from the date on which such Loan is made pursuant to Section 2 above until (but not including) the date such Loan is due under this Agreement, at a rate per annum during each Interest Period equal to 90-day LIBOR on the Interest Commencement Date of such Interest Period, plus two percent (200 basis points). Such interest shall be payable monthly in arrears on the 10th day of each month (or, if the 10th day is not a Business Day, on the next succeeding Business Day), upon repayment of such Loan in full, and as otherwise provided in this Agreement.

     (b) Borrower shall pay Bank interest on any amount not paid by Borrower when due under this Agreement, from the date payment of such amount was due until the date such amount is paid, at a rate per annum during each Interest Period equal to 90-day LIBOR on the Interest Commencement Date of such Interest Period, plus four percent (400 basis points). Such interest shall be payable on demand made by Bank from time to time.

     (c) Interest payable hereunder shall be calculated by Bank on the basis of a 360-day year and for the actual number of days elapsed. Each determination of an interest rate by Bank pursuant to this Agreement shall be conclusive and binding on Borrower in the absence of manifest or demonstrable error.

     (d) In no event whatsoever shall the interest rate and other charges charged hereunder exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that a court determines, in a final determination, that Bank has received interest and other charges hereunder in excess of such highest rate, Bank shall promptly refund such excess amount to Borrower, and the provisions hereof shall be deemed amended to provide for such permissible rate.

     6. COMMITMENT FEE. Borrower shall pay to Bank a commitment fee computed (on the basis of a 360-day year and for the actual number of days elapsed) at a rate of one-quarter of one percent (25 basis points) per annum on the average daily unused amount of the Revolving Credit Commitment. Such commitment fee shall accrue from the date of this Agreement to and including the first anniversary of such date, and shall be payable on the last Business Day of each calendar month up to and including the calendar month during which the first anniversary of the date of this Agreement occurs.

     7. PLACE AND MANNER OF PAYMENT. Borrower shall make all payments required to be made by it under this Agreement (whether of principal, interest or any other amount) prior to 11:00 A.M. New York time on the date such payment is due, at such address in the United States of America as Bank shall from time to time indicate to Borrower, in U.S. dollars and in immediately available funds.

     8. COLLATERAL SECURITY, PLEDGE AND LIMITATION ON COLLATERAL. (a) On or before the date of the making of any Loan, Borrower shall deliver to the Pledge Account shares of Kaiser Stock and/or other securities (which other securities shall be acceptable to Bank in its sole and absolute discretion), accompanied by stock powers signed in blank and having on the date of the making of such Loan (i) an aggregate Initial Loan Value of no less than the principal amount of such Loan, or (ii) if there is Excess Collateral in the Pledge Account on such date, an aggregate Initial Loan Value of no less than the difference between (A) the principal amount of such Loan and (B) the Initial Loan Value of such Excess Collateral on such date.

     (b) If shares of Kaiser Common are delivered to the Pledge Account pursuant to Section 8(a) above after a reclassification or recapitalization of Kaiser Common into two or more classes of shares, then the shares so delivered shall at all times consist of (i) a number of shares from each of such classes that bears the same proportion to all of the shares so delivered as (ii) the total number of shares of such class that were issued solely by reason of such reclassification or recapitalization bears to the total number of shares of all classes of Kaiser Common issued solely by reason of such reclassification or recapitalization.

     (c) To secure the due and punctual payment of each Loan, all accrued interest thereon and all other amounts from time to time payable by Borrower under this Agreement, and the performance by Borrower of all its obligations and covenants under this Agreement, Borrower hereby pledges, hypothecates, assigns, transfers and sets over to Bank, and grants to Bank a continuing security interest in and lien upon, (i) all Pledged Securities at any time in the Pledge Account, (ii) all other property of Borrower now or at any time hereafter in Bank's actual possession including, but not limited to, all other securities, monies, claims and credit balances, and
(iii) all proceeds, products and profits derived from any of the foregoing (including proceeds of any insurance policies and all cash, securities, dividends and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing securities), and copies of all books and records related to any of the foregoing (all of the foregoing Pledged Securities and other property, together with all other property in which Borrower may hereafter grant to Bank a lien and security interest, being herein collectively referred to as the "Collateral").

     (d) At all times while any Loan is outstanding, Borrower shall maintain Collateral with Bank consisting of Pledged Securities having an aggregate Maintenance Loan Value of not less than the aggregate principal amount of all Loans outstanding hereunder and all accrued interest thereon. Forthwith upon demand made to Borrower by Bank, Borrower shall, at its option, either (i) deliver to Bank such shares of Kaiser Stock or such other securities which are acceptable to Bank in its sole and absolute discretion, all accompanied by stock powers signed in blank, or (ii) repay so much of the aggregate principal amount of all Loans outstanding as, in either case, may be necessary for the aggregate Maintenance Loan Value of all Pledged Securities to be no less than the aggregate principal amount of all Loans outstanding hereunder and all accrued interest thereon.

     (e) The Initial Loan Value and the Maintenance Loan Value of any of the Pledged Securities or other item of Collateral are each an amount representing a percentage of the Market Value of such Pledged Security or other item of Collateral and shall be determined (i) in accordance with Schedule A hereto if the percentages required for such determination are set forth therein or (ii) from time to time by Bank in its sole and absolute discretion if such percentages are not set forth therein, provided, however, that in no event shall Kaiser Common, irrespective of its Market Value, be accorded a Maintenance Loan Value higher than $7.50 per share of Kaiser Common.

     (f) If and for so long as any Pledged Securities are listed on a national securities exchange in the United States of America, their Market Value shall be determined for all purposes by the last sales price for such Pledged Securities on any such exchange on the Business Day next preceding the date of determination or, if there was no sale on that Business Day, by the last sales price for such Pledged Securities on the next preceding Business Day on which there was a sale thereof on any such exchange, all as quoted on the Consolidated Tape or, if not quoted on the Consolidated Tape, then as quoted by any such exchange. The Market Value of any other item of Collateral, and the Market Value of such Pledged Securities if they are no longer listed on any such exchange, shall be determined by Bank for all purposes (i) based upon the prices bid (on the Business Day next preceding the date of determination) by banks and broker/dealers which regularly quote prices on property of the same type as such item of Collateral or
(ii) if no such quotations are available for such Business Day, based upon such factors as Bank, in its sole and reasonable judgment, shall determine and communicate to Borrower. Market Value, in the case of interest-bearing Collateral, shall include accrued interest to the date on which such Market Value is determined.

     (g) Subject to Section 8(i) below, Bank shall promptly pay over to Borrower (i) any and all cash dividends and interest paid on any of the Collateral and received by Bank, and (ii) any other cash received by Bank on account of the Collateral (whether upon the repayment, redemption or exchange of any thereof or otherwise) unless, after giving effect to such payment of cash dividends or interest or other cash to Borrower, the aggregate Maintenance Loan Value of all Collateral then held by Bank would be less than the sum of the aggregate principal amount of all outstanding Loans and the interest accrued thereon, in which case Bank shall promptly apply the amount of such cash to the repayment of such aggregate principal amount and the payment of such interest. Any and all non-cash distributions of property (including stock dividends) made for any reason whatsoever on or in respect of any of the Collateral, which are received by Bank, shall be retained by Bank and held by it as part of the Collateral subject to this Agreement.

     (h) Subject to Section 8(i) below, Borrower shall be entitled to exercise, for any purpose not inconsistent with the terms of this Agreement, any and all voting and/or consensual rights and powers relating or pertaining to the Collateral. In furtherance of such exercise, Bank shall deliver to Borrower all notices of meetings, proxy materials (other than proxies) and other materials which it receives regarding (i) Pledged Securities from the issuers thereof or, in the case of tender, exchange or similar offers for Pledged Securities, from the party (or its agent) making the offer, and (ii) Pledged Securities or any other item of Collateral from any court having jurisdiction over (or from any Person who is a party to) reorganization, liquidation or other similar proceedings for the issuer of such Pledged Securities or the obligor on such other item of Collateral. Whenever Bank or any of its agents receives a proxy with respect to securities in the Pledge Account, Bank shall promptly request instructions from Borrower on how such securities are to be voted, and shall give such proxy, or cause it to be given, in accordance with such instructions. If Borrower timely informs Bank that Borrower wishes to vote any such securities in person, Bank shall promptly seek to have a legal proxy covering such securities issued to Borrower.

     (i) If an Event of Default occurs and for so long as it continues, Borrower shall cease to be entitled (i) to exercise any and all voting and/or consensual rights and powers relating or pertaining to any of the Collateral, and (ii) to receive any cash dividends and interest, or other cash, payable on or on account of any of the Collateral; and Bank shall have the sole and exclusive right and authority to exercise such voting and/or consensual rights and powers and to receive and retain such dividends and interest and other cash. Any money or other property received by Bank pursuant to this Section 8(i) shall be retained by Bank as additional Collateral and applied as required in Section 17(a) below.

     (j) If the aggregate Initial Loan Value of the Collateral at any time exceeds the aggregate principal amount of all then outstanding Loans and the interest accrued thereon, and provided that no Event of Default has occurred and is continuing, Borrower may designate to Bank, in writing, Pledged Securities which have an aggregate Initial Loan Value no greater than such excess, and Bank, promptly upon such designation, shall release such designated Pledged Securities from the lien and security interest granted in Section 8(c) above and deliver and transfer them pursuant to such instructions as Borrower may have given to Bank, provided that, immediately after giving effect to such delivery and transfer, the aggregate Initial Loan Value of all remaining Collateral is not less than the aggregate principal amount of all such Loans and the interest accrued thereon.

     (k) Upon the payment in full of all the Loans, all accrued interest thereon and all other amounts from time to time payable by Borrower under this Agreement, the security interest and lien granted in Section 8(c) above in and upon the Collateral shall terminate, and all of Bank's rights hereunder to the Collateral shall revert to Borrower. Upon such termination, Bank shall deliver and transfer the Collateral in the Pledge Account to Borrower, together with all instruments and documents evidencing the Collateral and such other documents as Borrower shall reasonably request to evidence such termination.

     9. PROTECTION OF SECURITY INTEREST. (a) Borrower shall, at its expense and from time to time, perform all steps reasonably requested by Bank at any time to perfect, maintain, protect and enforce Bank's security interest in and lien upon the Collateral, including, without limitation, (i) executing and filing financing or continuation statements and amendments thereto, in form and substance satisfactory to Bank, and (ii) obtaining such consents and registrations of transfer, providing such endorsements and executing and delivering such other documents as may be required for any sale, transfer or other disposition thereof by Bank in accordance with the provisions of this Agreement. From time to time, Borrower shall, upon Bank's written request, promptly execute and deliver confirmatory written instruments pledging the Collateral to Bank, but any failure by Borrower to do so shall not affect or limit Bank's security interest in, lien upon or other rights in and to the Collateral. Until payment in full of all the Loans, all accrued interest thereon and all other amounts from time to time payable by Borrower under this Agreement, Bank's security interest in the Collateral shall continue in full force and effect.

     (b) Subject to the terms of this Agreement, Borrower hereby irrevocably appoints Bank its true and lawful attorney in its name, place and stead, and at its expense, in connection with the preservation and enforcement of Bank's rights and remedies under this Agreement if an Event of Default occurs and is continuing (i) to receive, endorse and collect all checks and other orders for the payment of money made payable to Borrower representing any dividend, interest or other distribution payable or distributable in respect of any of the Collateral and to give full discharge for the same, (ii) to give all notices, obtain all consents, effectuate all registrations in Bank's name or that of a proposed purchaser or other transferee and make all transfers of all or any part of the Collateral which are necessary or appropriate in connection with any sale, transfer or other disposition thereof pursuant to this Agreement, (iii) to execute and deliver for value all necessary or appropriate assignments and other instruments in connection with any such sale, transfer or other disposition, and (iv) to execute and deliver all other documents, and do all other acts and things, which Bank reasonably deems appropriate in such connection. Borrower hereby ratifies and confirms all that Bank, as Borrower's attorney, may lawfully do hereunder and pursuant hereto, but, nevertheless, at Bank's request or that of the purchaser or other transferee in question, Borrower shall ratify and confirm any sale, transfer or other disposition of Collateral pursuant to this Agreement in such manner as Bank or such purchaser or other transferee may reasonably specify in such request.

     10. OTHER LIENS. Borrower represents and warrants to Bank that all Collateral consisting of Pledged Securities and other items of Collateral is, and Borrower covenants that it will continue to be, owned by Borrower free and clear of all Liens (except for (i) Liens in favor of Bank, (ii) Liens for taxes not delinquent or being contested in good faith and in appropriate proceedings, (iii) Liens in connection with workers' compensation, unemployment insurance, social security or similar obligations, and (iv) mechanics', workmen's, materialmen's, landlords', carriers' or other like liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith).

     11. USE OF PROCEEDS. Borrower represents and warrants to Bank that each Loan is a commercial loan the proceeds of which will be used in the business of Borrower which is, by various means (including the purchase or repurchase of securities issued by Borrower) to invest in, hold, acquire, sell or divest, operate or otherwise act with respect to businesses and business interests of various kinds, including the businesses described in Borrower's annual report on Securities and Exchange Commission Form 10-K for its fiscal year ended December 31, 1996.

     12. OTHER REPRESENTATIONS AND WARRANTIES. Borrower further represents and warrants to Bank that:

     (a) at no time shall the Collateral include Pledged Securities, or any class of Pledged Securities, in an amount such that solely by reason of such Pledged Securities, either upon exercising its rights under Section 17 below or otherwise, Bank would become a holder of 10% or more of any class of Pledged Securities or would become (or be presumed to be) an affiliate of the issuer of such Pledged Securities (as such term "affiliate" is defined for purposes of the Securities Act of 1933);

     (b) Borrower has, for purposes of Rule 144 under the Securities Act of 1933, been the beneficial owner of the shares of Kaiser Common or other Kaiser Stock pledged (or to be pledged) to Bank under this Agreement at all times since May 15, 1993 or earlier;

     (c) Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) is qualified to do business and is in good standing in all states in which qualification and good standing are necessary in order for it to conduct its business and own its property, except where the failure to so qualify or to be in good standing could not reasonably be expected to have a material adverse effect on the financial condition, operations or business of Borrower and its subsidiaries considered as one enterprise and (iii) has all requisite corporate power and authority to conduct its business, to own its property and to execute and deliver this Agreement and to perform its obligations hereunder;

     (d) it has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement, and such authorization, delivery and performance do not (i) violate its corporate charter or by-laws or any material law, rule, regulation, order, judgment, injunction, decree, determination or award presently in effect and applicable to it, (ii) require any consent or result in a breach of or constitute a default under any material agreement, lease or instrument to which it is a party or by which it or any of its assets may be bound or affected, or (iii) result in or require the creation or imposition of any Lien (other than in favor of Bank pursuant to this Agreement) upon or with respect to any shares of Kaiser Common or other Kaiser Stock owned by Borrower or any material portion of Borrower's other properties;

     (e) this Agreement has been duly and validly executed and delivered by Borrower and constitutes a legal, valid and binding obligation of Borrower, enforceable against it in accordance with its terms, subject, as to enforceability of remedies (i) to bankruptcy, insolvency and other laws affecting creditors' rights generally, and (ii) to the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

     (f) as of the date hereof, no recording, order, authorization, consent, license, registration, approval, exemption, filing, notice or other similar action by or with any governmental body, governmental official or other regulatory authority (except such as have been obtained, made or given and copies or confirmations of which have been delivered by Borrower to Bank) is or will be required to be obtained, made or given by Borrower in order to (i) ensure the legality, validity, binding effect or enforceability of this Agreement, (ii) permit the performance by Borrower of its obligations under this Agreement in accordance with the terms thereof, or (iii) enable Bank to enforce its rights and remedies pursuant to the terms of this Agreement, including any sale, transfer or other disposition by Bank of all or any part of the Collateral, except such as may be required under the Securities Act of 1933, the regulations promulgated thereunder and State securities laws or by any national securities exchange;

     (g) Borrower is not in default with respect to any Indebtedness of Borrower in a principal amount greater than $500,000;

     (h) except as disclosed by it in SEC Reports or otherwise disclosed in writing by Borrower to Bank, there is no litigation or other proceeding pending or, to its knowledge, threatened against or affecting Borrower which could reasonably be expected to have a material adverse effect (i) on its financial condition, operations or business, or (ii) on any of the Collateral; and

     (i) the consolidated balance sheet of Borrower and its consolidated subsidiaries as of December 31, 1996, and the related consolidated income statement for the twelve-month period then ended and the consolidated balance sheet of Borrower and its consolidated subsidiaries as of June 30, 1997 and the related consolidated income statement for the six-month period then ended, copies of all of which have heretofore been delivered to Bank by Borrower, present fairly, in all material respects, the consolidated financial condition of Borrower and its consolidated subsidiaries as at the dates thereof and their consolidated results of operations for the periods then ended, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis; since the date of Borrower's most recent, publicly available periodic report filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, which has been delivered by it to Bank, there have been no material adverse changes in the assets or liabilities or financial condition of Borrower or of any of its Significant Subsidiaries; and neither Borrower nor any of its Significant Subsidiaries has entered into any commitment or contract, or incurred any other liability, which is not reflected in said balance sheets and could reasonably be expected to have a material adverse effect upon its financial condition, operations or business.

     13. REITERATION OF REPRESENTATIONS. The representations in Sections 10, 11 and 12 above shall be deemed to be repeated by Borrower each time a Loan is made.

     14. REPORTING. (a) As soon as available, and in any event within 60 days after the close of each of the first three quarters of each fiscal year of Borrower, commencing with the quarter ending on September 30, 1997, Borrower shall deliver to Bank the consolidated balance sheet of Borrower and its consolidated subsidiaries at the end of such quarter and the related consolidated income statement for the portion of the fiscal year ending on the last day of such quarter, all in reasonable detail and stating in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared in accordance with generally accepted accounting principles applied on a consistent basis, subject, however, to year-end audit adjustments, and unless delivered to Bank as part of Borrower's quarterly report on Securities and Exchange Commission Form 10-Q, certified by Borrower's chief financial or accounting officer.

     (b) As soon as available, and in any event within 120 days after the close of each fiscal year of Borrower, Borrower shall deliver to Bank the consolidated balance sheet of Borrower and its consolidated subsidiaries as at the close of such fiscal year and the related consolidated income statement for such fiscal year, all in reasonable detail and stating in comparative form the figures as at the close of and for the previous fiscal year, audited by certified public accountants satisfactory to Bank and accompanied by a report thereon, satisfactory to Bank, issued by such accountants.

     15. OTHER COVENANTS. Borrower covenants with Bank that until the payment in full of all Loans, all accrued interest thereon and all other amounts from time to time payable by Borrower under this Agreement, it shall:

     (a) maintain and preserve its existence and all rights, privileges, approvals and other authority adequate for the conduct of its business;

     (b) promptly notify Bank in writing of any violation by Borrower of any law, statute, regulation or ordinance of any governmental entity, or of any agency thereof, applicable to it which would likely materially and adversely affect the Collateral or the financial condition, operations or business of Borrower and its subsidiaries considered as one enterprise;

     (c) notify Bank in writing within five (5) Business Days of any default by Borrower with respect to any of its Indebtedness in a principal amount of more than $1,000,000;

     (d) promptly notify Bank in writing of any change in the control of Borrower or the control of Kaiser;

     (e) deliver to Bank (i) promptly after the same are available copies of all financial statements and other reports and documents that Borrower distributes to its shareholders or otherwise makes publicly available, and
(ii) such other documents as Bank may from time to time reasonably request, including such Statements of Purpose (Federal Reserve Form U-1's) with regard to any Pledged Securities as may be required under Regulation U of the Board of Governors of the Federal Reserve System; and

     (f) not create, incur, assume or permit to exist any Lien on any shares of Kaiser Common, shares of other Kaiser Stock or any other securities equivalent to Kaiser Common or other Kaiser Stock, whether such shares or other securities are now owned or hereafter acquired by it, other than (i) Liens for taxes not delinquent or being contested in good faith and in appropriate proceedings; (ii) Liens in connection with workers' compensation, unemployment insurance, social security or similar obligations; (iii) mechanics', workmen's, materialmen's, landlords', carriers' or other like liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith; (iv) Liens granted prior to the date of this Agreement to secure the 12-1/4% Senior Secured Discount Notes due 2003 and/or the 11-1/4% Senior Secured Notes due 2003 of MAXXAM Group Inc. and the 12% Series B Senior Secured Notes due 2003 of MAXXAM Group Holdings Inc.; (v) Liens granted after the date of this Agreement on no more than 10,000,000 shares of Kaiser Common, in the aggregate, to secure Indebtedness for money borrowed of Borrowers or any of its affiliates; (vi) Liens in favor of Bank; and (vii) such other Liens as Bank and Borrower may from time to time agree upon in writing.

     16. EVENTS OF DEFAULT. It shall constitute an Event of Default hereunder (and, upon the occurrence thereof, all of Bank's obligations hereunder to make any Loan shall terminate and the then outstanding principal amount of each Loan, all accrued but unpaid interest thereon and all accrued but unpaid commitment fee shall become immediately due and payable, without demand, presentment or notice of any kind, all of which are hereby expressly waived) if at any time:

     (a) Borrower fails to pay in full the principal amount of any Loan when due; or

     (b) Borrower fails to make or pay when due any interest payment, charge or other amount required to be made or paid by it under this Agreement, and such failure continues for five Business Days after the date on which the making of such payment or the payment of such charge or other amount was due; or

     (c) Borrower fails to deliver Collateral to Bank in accordance with
Section 8(d) above upon demand therefor made by Bank in writing at the address for notices to Borrower specified in Section 22 below, and such failure continues for five Business Days after the date of the making of such demand; or

     (d) Borrower fails to perform or observe in any material respect any other term, covenant or condition to be performed or observed by it under this Agreement, and such failure continues for a period in excess of 10 Business Days after the earlier of (i) the date an executive officer of Borrower obtains knowledge of such failure or (ii) the date on which written notice thereof is given by Bank to Borrower; or

     (e) any representation or warranty made by Borrower in Sections 10, 11 and 12 above proves to have been incorrect in any material respect on any of the dates as of which made or deemed to have been repeated; or

     (f) Borrower defaults in the payment when due, whether at stated maturity or when otherwise due (which shall include any applicable grace period), of any of its Indebtedness (other than Indebtedness under this Agreement) in a principal amount of more than $2,000,000, whether now or hereafter existing; or

     (g) Borrower fails (within the applicable grace period, if any) to perform any term, covenant or agreement on its part to be performed under any agreement or instrument (other than this Agreement) evidencing or securing any of its Indebtedness (whether now or hereafter existing) in a principal amount of more than $2,000,000, or any event occurs or condition exists (and such event or condition is not remedied within the applicable grace period, if any), if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness (with or without the giving of notice, lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity; or

     (h) (i) Borrower as debtor commences a case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law, or seeks the appointment of a receiver, trustee, custodian or similar official for itself or any substantial part of its property, (ii) any such case or proceeding is commenced against it, or another seeks such an appointment, which (A) is consented to or not timely contested by it, (B) results in the entry of an order for relief, such an appointment, or the entry of an order having a similar effect, or (C) is not dismissed within 90 days, (iii) it makes a general assignment for the benefit of creditors, or (iv) it admits in writing its inability to pay its debts as they become due; or

     (i) one or more judgments or orders for the payment of money in an aggregate amount in excess of $10,000,000 are rendered against Borrower and
(A) the same remain undischarged for a period of 30 or more consecutive days during which execution thereof is not effectively stayed upon appeal or otherwise or (B) any proceeding by a creditor to enforce the same is pending and not effectively stayed by appeal or otherwise.

     17. BANK'S RIGHTS AND REMEDIES. (a) If an Event of Default occurs and is then continuing, Bank shall promptly apply to the payment of the principal of, and accrued but unpaid interest on, the Loans and of any other amounts payable by Borrower under this Agreement (in such order as Bank in its sole and absolute discretion may determine) any cash held by Bank as part of the Collateral pursuant to Section 8(i) above.

     (b) In addition to its obligation under Section 17(a) above, if an Event of Default occurs and is then continuing, Bank shall have the right to exercise with respect to any or all of the Collateral any rights and remedies available to a secured creditor under applicable law and, in addition, (without being required to give any notice to Borrower except as may be required in Section 17(d) below) to sell any or all of such Collateral, publicly or privately, at a place of Bank's choosing, and (in such order as Bank in its sole and absolute discretion may determine) to apply the proceeds of such sale to the payment of the principal of, and accrued but unpaid interest on, the Loans and of any other amounts payable by Borrower under this Agreement.

     (c) If any Pledged Securities forming part of the Collateral are, in whole or in part, actually convertible into or exchangeable for other securities, then Bank shall have the right, in its discretion, instead of selling such Pledged Securities as provided in Section 17(b) above, to convert or exchange them pursuant to their terms, to apply any cash received by Bank in such conversion or exchange to the payment of the principal of, and accrued but unpaid interest on, the Loans and of any other amounts payable by Borrower under this Agreement, and to sell as provided in Section 17(b) above any securities it receives in such conversion or exchange.

     (d) The Pledged Securities at any time forming part of the Collateral are of a type customarily sold on recognized markets and no notification to Borrower of any public sale thereof by Bank is required, provided, however, that if any such notice is required by applicable law with respect to any such sale, then one Business Day's notice thereof shall be reasonable notification to Borrower. Bank shall give Borrower five Business Days' prior notice of any private sale of the Pledged Securities.

     18. NO WAIVER. No failure by Bank to exercise any right, power or remedy under this Agreement, and no delay by Bank in exercising any such right, power or remedy, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise by Bank of any other right, power or remedy. The rights and remedies of Bank provided for in this Agreement are cumulative and not exclusive of any remedies provided at law or in equity.

     19. ENTIRE AGREEMENT; AMENDMENTS. This Agreement contains the entire agreement of the parties with respect to the Loans, and, except as provided in Section 5(d) above, no amendment, modification, termination or waiver of any provision hereof or consent to a departure herefrom by Borrower shall be effective unless the same is in writing and signed by both Bank and Borrower.

     20. SUCCESSORS AND ASSIGNS. (a) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective representatives, successors and assigns, provided, however, that except as provided in Section 20(b) below it may not be assigned by either party hereto without the prior written consent of the other party hereto, and any purported assignment in violation of this provision shall be null and void.

     (b) Section 20(a) above notwithstanding, Bank may from time to time, in its sole and absolute discretion and without Borrower's further consent
(i) assign this Agreement and any Loan to any affiliate of Bank, or (ii) sell participations in any Loan to any Person, provided, however, that in the case of any such sale of participations Bank's obligations under this Agreement shall remain unchanged and it shall remain solely responsible to Borrower for its performance thereof.

     21. GOVERNING LAW AND JURISDICTION. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof.

     (b) Any suit, action or proceeding with respect to this Agreement or any Loan may be brought in the Supreme Court of the State of New York, County of New York, or in the United States District Court for the Southern District of New York, and the parties hereto hereby submit to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding, and hereby waive for such purpose any other preferential jurisdiction by reason of their present or future domicile or otherwise.

     22. NOTICES. Unless otherwise specified, any notice, demand or other communication required hereunder shall be sent, delivered or transmitted to the recipient at the address (or, in the case of facsimile transmission, the telephone number) set forth after its name hereinbelow:


          IF TO BANK, AT:

               Custodial Trust Company
               101 Carnegie Center
               Princeton, NJ 08540-6231
               Attention: Vice President -
                          Loan Compliance
               Telephone: (609) 951-2313
               Facsimile: (609) 951-2317


          IF TO BORROWER, AT:

               MAXXAM Inc.
               5847 San Felipe, Ste 2600
               Houston, Texas 77057
               Attention: Paul N. Schwartz
               Telephone: (713) 267-3685
               Facsimile: (713) 267-3703

          AND

               Attention: Treasury Department
               Telephone: (713) 267-3619
               Facsimile: (713) 267-3704


or to such other address or telephone number as each party may designate for itself by like notice. All notices, demands and other communications to be given or delivered hereunder shall be in writing and shall be deemed to have been given or delivered when personally delivered (including by Federal Express or other reputable courier service) or sent by facsimile transmission. A confirming copy of any facsimile transmission shall be sent by next day delivery via Federal Express or other reputable courier service.

     23. EXPENSES. Borrower shall pay or, at the election of Bank, shall reimburse Bank for paying (a) all reasonable costs, fees and expenses (including reasonable attorneys' fees) incurred by Bank in connection with the enforcement of this Agreement and Bank's security interest in the Collateral, and (b) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any tax or other governmental authority in respect of this Agreement or any Loan (other than in respect of transactions permitted by Section 20(b) above).

     24. SEVERABILITY. If any provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement (and the validity, legality and enforceability of such provision in any other jurisdiction) shall not be affected or impaired thereby.

     25. MISCELLANEOUS. (a) For the avoidance of doubt, it is hereby expressly understood that Borrower as defined in this Agreement means MAXXAM INC. considered individually and does not refer to any subsidiary thereof, whether accounted for on a consolidated basis with Borrower or not, and that the rights and obligations of Borrower under this Agreement are not rights and obligations of any such subsidiary.

     (b) All agreements, representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the making of any Loan.

     (c) Bank shall be held to the exercise of reasonable care in the custody and preservation of the Collateral in its possession, and shall be deemed to have exercised such care if such Collateral is accorded treatment substantially equal to that which Bank accords to its own property.

     (d) Except to the extent that pursuant to Section 25(c) above Bank may be liable to Borrower for Bank's negligence in the custody and preservation of Collateral in Bank's possession, and except as may be otherwise provided in the matter of collateral by applicable provisions of the Uniform Commercial Code as in effect in the State of New York, Bank shall be without liability to Borrower for any loss, damage, cost, expense, liability or claim which does not arise from willful misfeasance, bad faith or gross negligence on the part of Bank in taking or omitting to take any action under this Agreement.

     (e) Bank shall have the continuing and exclusive right to apply any and all payments to any portion of the Loans. All payments by Borrower to Bank pursuant to this Agreement shall be made without set-off, and none of such payments shall be subject to any counterclaim by Borrower. To the extent that Borrower makes a payment or Bank receives any payment or proceeds of the Collateral for Borrower's benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or any other party under any bankruptcy, reorganization or insolvency law, common law or equitable cause, then, to such extent, the obligation hereunder of Borrower which was to have been satisfied by such payment shall be revived and continue as if such payment had not been received by Bank.

     (f) Bank shall maintain, and shall cause its officers, directors, employees and affiliates under its control to maintain, the confidentiality of all information provided by Borrower to Bank pursuant to this Agreement except to the extent that such information (i) is available in SEC Report or otherwise becomes generally available to the public other than as a result of disclosure by Bank, (ii) is required to be provided by Bank to regulatory authorities or Bank's auditors, (iii) is required to be provided pursuant to court process, provided that Bank shall promptly notify Borrower of such process so that Borrower may seek a protective order in connection therewith, or (iv) needs to be disclosed in connection with the exercise, preservation and enforcement of Bank's rights and remedies under this Agreement.

     (g) The headings of sections in this Agreement are for convenience of reference only and shall not affect the meaning or construction of any provision of this Agreement.

     (h) This Agreement may be executed in one or more counterparts and by the parties hereto on separate counterparts, each of which shall be deemed an original but all of which taken together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in its name and on its behalf by its representative thereunto duly authorized, all as of the day and year first above written.


                                        MAXXAM INC.



                                        By:     /S/ PAUL N. SCHWARTZ
                                        Name:  Paul N. Schwartz
                                        Title: Executive Vice President

                                        CUSTODIAL TRUST COMPANY



                                        By:     /S/ RONALD D. WATSON
                                        Name:  Ronald D. Watson
                                        Title: President

                                                            SCHEDULE A


                                        Loan Value
                                        (percentages are
Collateral Type                         % of Market Value)
---------------                         ------------------

                                        Initial    Maintenance
                                        -------    -----------


Common Stock of Kaiser
     Aluminum Corporation               33-1/3%    lower of 50%
                                                   or $7.50 per
                                                   share

Cash or cash equivalents                100%       100%
